Exhibit 99.1
THE HOME DEPOT NAMES HELEN JOHNSON-LEIPOLD
TO ITS BOARD OF DIRECTORS
     ATLANTA, Nov. 17, 2006 —The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Helen Johnson-Leipold, 49, to the Company’s board of directors. Ms. Johnson-Leipold is chairman and chief executive officer, Johnson Outdoors Inc., and chairman, Johnson Financial Group.
     Helen began her 25-year career in marketing and management at Foote, Cone & Belding in Chicago in 1979, directing the advertising for some of America’s leading consumer packaged goods companies, including Kraft and Beatrice Foods. She joined SC Johnson in September 1985 and was named vice president — Consumer Marketing Services, Worldwide in 1992 and vice president, Personal & Home Care Products — North America in 1997 — and was the driving force behind that company’s memorable “family company” advertising campaign. In March 1999, Helen was elected chairman and CEO of Johnson Outdoors Inc., a leading global outdoor recreational products company and, in July 2004, was also elected chairman, Johnson Financial Group, a $4 billion dollar global financial services company.
     Helen serves as a director of S.C. Johnson & Son, Inc. and JohnsonDiversey, Inc. She and her husband are also the owners of the Nashville Predators, an NHL hockey team.
     The appointment comes as part of the planned succession process to replace four existing directors who will retire over the next 18 months. The retiring directors include John L. Clendenin, 72; Claudio X. Gonzalez, 72; Milledge A. Hart, III, 72; and Kenneth G. Langone, 71. According to the Company’s Corporate Governance Guidelines, any director reaching the age of 72 in the calendar year immediately preceding the next annual shareholders meeting is not eligible for nomination.
     “In searching for new directors, we seek to attract individuals with strong business experience, an appreciation for the changing retail landscape and a commitment to the highest standards of corporate governance. Helen Johnson-Leipold certainly brings all of these qualities and more to benefit our company and its shareholders. I also pay tribute to Ken Langone, Mitch Hart, John Clendenin and Claudio Gonzalez, who have fostered a climate for growth and opportunity that made The Home Depot the fastest growing retailer in U.S. business history,” said Bob Nardelli, chairman, president & CEO of The Home Depot.
     With today’s appointment, The Home Depot’s board consists of 13 members, 10 of whom are independent according to NYSE and SEC standards.
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The Home Depot® is the world’s largest home improvement specialty retailer, with 2,114 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces and Mexico. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDG
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For more information, contact:

Financial Community	News Media
Diane Dayhoff	Jerry Shields
VP — Investor Relations	Sr. Mgr. — Public Relations
(770) 384-2666	(770) 384-2741
diane_dayhoff@homedepot.com	jerry_shields@homedepot.com